EXHIBIT 10.1
INCENTIVE COMPENSATION PLAN
          On March 17, 2011, FSI International, Inc. (the “Company”) adopted a compensation plan for the fiscal year ending August 27, 2011 (the “Plan”) that provides for an aggregate amount of incentive cash compensation to be available for distribution to employees of the Company, including its executive officers. The aggregate amount distributable under the Plan will be based on the Company’s operating income, prior to any incentive plan accrual, for the fiscal year ending August 27, 2011. Amounts ultimately paid under the Plan to employees, including executive officers, would be at the discretion of the Compensation Committee of the Board of Directors (the “Committee”). The Committee’s determination and payment of any amounts under the Plan likely would be made in November 2011, in connection with the completion of the audited financial statements for the Company. The maximum amounts that could be paid to any executive officer under the Plan has been set as a percentage of such officer’s base salary for the 2011 fiscal year. For the Chief Executive Officer that percentage is 100% of base salary and for each of the other executive officers that percentage is 80% of base salary.